EXHIBIT 23.6

Date: November 22, 2023

TG Venture Acquisition Corp. (“TGVC”)

1390 Market Street, Suite 200

San Francisco, California 94102

(628) 251-1369

Dear Sir/Madam:

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”, which, for purposes of this consent only, does not include the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC or the Taiwan Region), and we have been engaged by TGVC as its PRC legal counsel to advise on certain legal matters related to the laws and regulations of the PRC.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-4, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the SEC and in the prospectus forming a part thereof.

Very truly yours,

/s/ Han Kun Law Offices

Han Kun Law Offices